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                                                                   EXHIBIT 10.9


                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------


         SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") made and executed as of May 22, 2003 by and between Armor Holdings, Inc. (the "Company") with offices at 1400 Marsh Landing Parkway, Jacksonville, Florida 32250, and Jonathan M. Spiller ("Employee") residing at 611 Ponte Vedra Boulevard, Unit 113, Ponte Vedra Beach, Florida 32082.

                               W I T N E S S E T H

         WHEREAS, Employee was employed by the Company pursuant to an Employment Agreement dated as of January 1, 2002 (the "Employment Agreement") through April 9, 2003 ("Termination Date"); and

         WHEREAS, the Company received Employee's resignation as a member of the Company's Board of Directors on April 10, 2003; and

         WHEREAS, the parties desire to settle certain differences between them, including, but not limited to, any differences that might arise or be related to the Employment Agreement, the Employee's employment and the termination thereof.

         NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

         1. Termination of Employment Agreement. The parties acknowledge and agree that this Agreement terminates and supercedes all of the provisions of the Employment Agreement; provided, however, that the provisions of Sections 7 (Confidentiality), 8 (Non-competition) and 9 (Remedies) contained in the Employment Agreement which, by reference thereto, are incorporated herein as though fully set forth herein, shall survive the termination of the Employment Agreement and remain binding on the Employee for the benefit of, and be enforceable by, the Company; provided, however, that in consideration of the Company's promises and covenants contained herein, including, without limitation, the Settlement Benefits set forth in Section 4 hereof, the term of the Employee's non-competition agreement under Section 8 of the Employment Agreement shall continue for three years from the Termination Date.

         2. Employee's Representations. The Employee represents that he has not filed any claims, complaints, charges or lawsuits (collectively "Actions") against the Company and any parent, subsidiary and related corporations and divisions of any of them, and the members, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees and representatives of any of them with any governmental agency, arbitrator, or any court with respect to his employment or separation from employment, and that he will not do so at any time hereafter; provided, however, this clause shall not limit the Employee from filing a lawsuit for the sole purpose of enforcing his rights under this Agreement.

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         3. Acknowledgment of Payment and Receipt. The parties acknowledge that all payments for wages and benefits due to the Employee, including payment for four (4) weeks accrued vacation pay, have been paid by the Company and received by the Employee, and that there are no further obligations of the Company to the Employee except as specifically set forth in this Agreement.

         4. Payments and Benefits to Employee Not Required by Law or Contract.

         In full settlement of all Claims as hereinafter defined in Section 10.A ("Release of the Company"), and in consideration of the provisions contained in
Section 1 hereof, including, without limitation, confidentiality and non-competition, the Company shall provide the following to the Employee (hereinafter collectively referred to as "Settlement Benefits"):

               A. (i) Provided that Employee is not in breach of his representations, warranties, covenants or obligations under this Agreement or Sections 7, 8 and 9 of the Employment Agreement, as amended hereby, a severance payment in the amount of $1,050,000, which shall be payable to Employee over a period of two years commencing as of the Termination Date, payable, subject to
Section 13 hereof, in equal amounts in accordance with the Company's payroll practices, and subject to withholding for applicable taxes and other amounts.

               (ii) Provided that Employee is not in breach of his representations, warranties, covenants or obligations under this Agreement or Sections 7, 8 and 9 of the Employment Agreement, as amended hereby, (x) on the third anniversary of the date hereof, Employee shall be fully vested in and receive the 100,000 share restricted stock grant described in Section 4(c)(iii) of the Employment Agreement, (y) the vesting period for the restricted stock grants for 4,916 shares which vest on December 31, 2003 and for 10,447 shares which vest on December 31, 2004 shall be accelerated and fully vested as of the date hereof, and (z) the termination date for the exercise of the following options granted to Employee shall be extended to October 31, 2003:

               o 300,000 options granted under the 1998 Stock Option Plan with an exercise price of $11.3125 per share;

               o 100,000 options granted under the 1996 Amended and Restated Stock Option Plan with an exercise price of $10.4375 per share;

               o 100,000 options granted under the 1996 Amended and Restated Stock Option Plan with an exercise price of $11 per share; and

               o 50,000 options granted under the 1996 Amended and Restated Stock Option Plan with an exercise price of $12 per share.

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All other options granted to Employee shall terminate on July 8, 2003 unless sooner exercised by Employee. In the event that any of the 115,363 shares described in clauses (x) and (y) of this Section 4.A(ii) are sold, liquidated or converted due to a business combination or similar event, any proceeds thereof shall be subject to the terms hereof.

               B. The Company shall respond to any request for a reference from a prospective employer by providing a neutral reference consisting of only the Employee's dates of employment and position.

         5. COBRA Rights. Employee, his current and any future spouse and his two children have elected and will receive COBRA group medical coverage under the Company's medical plans as and if in existence from time to time for a period of 36 months from the date hereof; provided that such coverage shall terminate on the date that Employee or his spouse at the time in question becomes eligible for group health insurance coverage through new employment. The Company shall pay the Employee's COBRA premium toward such coverage. Employee acknowledges that the Company is satisfying more than its minimum statutory COBRA obligations to Employee by providing the medical coverage described in this Section 5, and that Employee is not entitled to any other rights with respect to COBRA once the Company has satisfied its obligations under this
Section 5. For purposes of satisfying such statutory COBRA obligations, Employee acknowledges that the Company began satisfying its obligations in respect of COBRA on the Termination Date.

         6. No Re-Employment. The Employee acknowledges and agrees that the Company and any of its subsidiaries, affiliates or related companies are under no legal or contractual duty to re-employ, rehire or retain him in any capacity and that he will not apply for re-employment with the Company or any of its subsidiaries, affiliates or related companies in any capacity. Without limiting the generality of the foregoing, Employee will not reapply and the Company and its subsidiaries, affiliates or related companies will have no legal or contractual duty to hire or retain the Employee in any capacity, whether as an employee, consultant, independent contractor, distributor, broker, finder or in any other commercial relationship.

         7. No Denigration. The Employee shall not denigrate or defame the Company, its subsidiaries, affiliates and related companies, or cause any negative publicity to be disseminated about the Company, its subsidiaries, affiliates and related companies and their respective products and services either orally or in writing. Without limiting the generality of the foregoing, Employee shall not, without the Company's prior written consent, in any manner disclose, divulge or discuss his tenure, relationship and performance with the Company and its subsidiaries, affiliates or related companies; provided, that, Employee shall be permitted to disclose the dates of his employment with the Company, his position and responsibilities and, only in connection with interviews for full-time employment, Employee shall be permitted to disclose only facts that the Company has publicly disclosed.

         8. Confidentiality of Agreement.

               A. The Employee shall keep the terms and conditions of this Agreement confidential except as may be required by law, and except that the Employee may

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discuss this Agreement with his attorney, if any, his accountant, financial adviser or members of his immediate family residing with him, provided, in all cases, each such person agrees to keep the information confidential and not to disclose it to others. Employee recognizes that his breach of this confidentiality provision would result in a material breach of this Agreement. As it would be difficult to quantify the damages suffered by the Company from such breach, in the event of such breach, the Employee agrees to pay to the Company, as liquidated damages, an amount equal to the payments received hereunder by the Employee.

               B. Employee shall be permitted to provide a copy of this Agreement to Marilyn Spiller solely in connection with his pending divorce proceedings provided that Marilyn Spiller signs a confidentiality agreement for the benefit of the Company which is satisfactory to the Company. Employee agrees that he will not, directly or indirectly, cause, induce or otherwise influence Marilyn Spiller to breach her confidentiality obligations. Provided that Employee is strictly in compliance with the foregoing, any breach by Marilyn Spiller shall not be attributable to Employee.

               C. The Company shall keep the terms and conditions of this Agreement confidential except as may be required by law, rule or regulation, including the rules of a national securities exchange, except as is necessary or desirable in connection with the operation of its business or its financial disclosures and except as may be necessary in connection with any legal, administrative or regulatory proceedings.

         9. Employee's Agreements and Representations:

               The Employee's right to receive the Settlement Benefits set forth in Section 4 above are specifically contingent on the following agreements and representations:

               A. The Employee agrees to refrain from making any use of the Company e-mail and voice mail systems and acknowledges that the Company has terminated his access to these systems.

               B. The Employee agrees that he will not attempt to gain access to the Company offices or to contact Company employees, consultants, directors, shareholders, customers, bankers and other parties that have direct or indirect relationships with the Company, provided, however, that if the Employee has a bona fide business reason to contact the Company or any related party, such contact shall be made exclusively through the Company's Chief Operating Officer. The provisions of this Section 9.B shall not restrict Employee from having contact with those Company personnel with whom Employee has developed a personal relationship, provided that such contact is purely social, no business directly or indirectly relating to the Company is discussed, and Employee has provided advance notice of such meeting to the Company's Chief Operating Officer.

               C. The Employee acknowledges and represents that he has no Company property in his possession or control, nor has he disposed of any Company property since the Termination Date.

               D. Without limiting the generality of Section 9.C hereof, the Employee represents, warrants and covenants that he has returned all Company credit cards, repaid all bonds, deposits and other amounts previously paid by or posted by the Company for Employee's benefit (including the $100,000 bond at Pablo Creek Club and the other items specified on Exhibit A attached hereto), and returned all Company property. Subject to Section 13 hereof, the parties hereto agree that Employee's payment obligation to the Company at signing shall be netted against the Company's payment obligation to Employee under Section 4.A(i) hereof from the Termination Date to the date hereof. The Employee further acknowledges that he is no longer eligible to receive any perquisites for his benefit (including football tickets to the Jacksonville Jaguars), and that the Company has terminated lease payments made by the Company in respect of any cars used by Employee, including insurance and related car payments. The Employee further represents and warrants that all charges for expense reimbursements submitted by Employee and all charges paid by the Company on Employee's behalf have been for valid and proper Company-related business expenses, and in the event of any breach of this representation, the Company shall have the right, among other things, to set-off the amount of any such improper charges against the Company's payment obligations to Employee hereunder.

               E. The Employee hereby acknowledges and reaffirms the provisions of Sections 7, 8 and 9 of the Employment Agreement, as amended hereby.

               F. The Employee represents that he has not violated the Employment Agreement or any applicable laws, rules or regulations.

               G. The Employee acknowledges that he has no right, title or interest in or to any intellectual property of the Company, including, but not limited to, any patent, trademark, trade dress, service mark, copyright, design or products and shall not assert any claim thereto.

               H. The Employee agrees that he will not solicit, encourage or otherwise cause any employee or consultant of the Company to terminate his/her employment or business affiliation with Company.

               I. The Employee will make himself available at the Company's request as reasonably necessary to assist in transition and ongoing business issues.

               J. The Employee agrees to assist the Company in connection with any legal action, arbitration, administrative proceeding, investigation or other action in which he may be requested to testify, consult or otherwise collaborate with the Company, and in connection therewith, he will be compensated at the per diem rate of $1,500 (or a pro-rata portion of such amount for any partial days), plus reasonable expenses.

               K. The Employee agrees to provide a certificate, in the form attached hereto as Exhibit B, to the Company on March 30 and September 30 of each year, commencing September 30, 2003, and continuing through the third anniversary of the date hereof, that he is in compliance with all of his obligations under this Agreement, including, without limitation, his non-competition obligations. In the event that such certificate is not provided by the time specified, the Company shall provide written notice to Employee that such notice is past due, and that such certificate must be provided to the Company no later than 10 days from the original due date. For so long as the Company has not received such certificate, the Company shall be relieved from fulfilling any of its obligations under this Agreement including, without limitation, making any Settlement Benefits available to Employee. In the event that such certificate has not been received by the Company after expiration of the extended time period provided herein, then Employee shall be in default of his obligation hereunder. The Employee further represents and warrants that he has been in such compliance with all of his obligations under this Agreement, including, without limitation, his non-competition obligations, for the period from the Termination Date to and including the date hereof.

         10. General Release.

               A. Release of the Company. In consideration of the Settlement Benefits provided hereunder, and the covenants, obligations and undertakings of the Company hereunder, the Employee irrevocably, unconditionally and generally releases, acquits and forever discharges the Company, any related corporation, entity and affiliate of each of the foregoing, and each of its members, owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees and representatives, and all persons acting by, through, under or in concert with any of them (collectively "Releasees") from any and all claims, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever (collectively, "Claims"), and arising out of or relating to any matter or thing whatsoever including, but not limited to, any and all Claims whatsoever arising from the Employment Agreement and the Employee's employment with and termination from the Company (including without limitation, wrongful discharge and breach of contract), any and all Claims arising from federal, state or local statute or regulation (including without limitation Title VII of the Civil Rights Act of 1964, as amended, Americans with Disabilities Act, Age Discrimination in Employment Act, Family & Medical Leave Act, Fair Labor Standards Act, state and local laws against discrimination, state and local wage and hour and state and local labor laws), and any and all Claims arising under common law, whether in contract or in tort. Excluded from the scope of this Release of the Company are the Company's obligations under this Agreement and the Company's indemnity obligations under the Delaware General Corporation Law and the by-laws of the Company for the benefit of officers and directors, provided that all applicable conditions to such indemnification have been satisfied. The Company shall make available to Employee any director and officer insurance policy coverage that had been maintained during Employee's employment with the Company, provided Employee has satisfied all coverage requirements.

               B. The scope of the release above given is from the beginning of the world through the date of this Agreement and binds the Employee, his, heirs, distributees, successors, assigns, estate and representatives.

         11. Complete Agreement, No Representations, No Modification. All prior understandings between the parties are merged herein; no representations or promises have been

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made by either the Company or the Employee to the other unless set forth herein;
and any modification or termination of this Agreement must be in writing signed by the party to be charged.

         12. Acknowledgment of Statutory Notice. The Employee acknowledges that before execution of this Agreement, he received a copy of this Agreement with a cover letter from the Company advising: (a) that he has the right, and is encouraged, to consult an attorney with regard to this Agreement and (b) that he had twenty-one (21) days to consider the Agreement and (c) that once the Agreement was signed, he could revoke it during the immediate seven (7) days following the signing of this Agreement. Employee acknowledges that he has been represented by Cory E. Friedman, Esq., 123 East 75th Street, New York, New York 10021 and by the law firm of Cooper, Ridge & Lantinberg, P.A. with respect to the negotiation and execution of this Agreement. The Employee further acknowledges that notwithstanding his right to consider this Agreement for 21 days, if he has signed this Agreement sooner than the expiration of said 21 days, he has done so knowingly and voluntarily, and expressly waives his right to consider this Agreement for the balance of the 21 days.

         13. Right to Revoke. This Agreement may be revoked by the Employee within seven (7) days of its execution by written notice to the Company. In the event that the Employee exercises his right to revoke this Agreement within such 7 day period, the entire Agreement including, without limitation, the Company's obligation to pay the Settlement Benefits, shall be null and void. The Employee's and the Company's payment obligations to each other at the signing of this Agreement shall be deferred until the expiration of the seven (7) day period referred to herein, and such payments shall be due and payable immediately thereafter, provided that such period has expired and Employee has not exercised such right of revocation.

         14. Counterpart Originals. This Agreement may be executed in identical counterpart documents each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile signatures shall be deemed acceptable and binding on the parties.

         15. Notice. Any demand, request or notice (collectively "Notice") served pursuant to this Agreement must be written, and may be served personally, or by certified mail, return receipt requested, on a party at the addresses set forth in the opening paragraph of this Agreement, or such different address a party may designate by Notice. Any Notice served upon the Company must be directed to Robert R. Schiller, Chief Operating Officer, with a copy to Robert
L. Lawrence, Esq., Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019. Copies of Notices to Employee shall be directed to Employee at the address set forth above, with a copy to Cory E. Friedman, Esq., 123 East 75th Street, New York, New York 10021 and to George E. Ridge, Esq., Cooper, Ridge & Lantinberg, P.A., 1200 Suntrust Bank Building, 200 West Forsyth Street, Jacksonville, Florida 32202.

         16. No Admission. This Agreement is entered into by the parties for settlement purposes only and does not constitute an admission of wrongdoing of any kind.

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         17. Right of Set-Off and Liquidated Damages. In the event that Employee breaches any representation, warranty, covenant or obligation contained in this Agreement, or in the event that the Company in good faith and in its commercially reasonable judgment believes that either (i) Employee has breached any representation, warranty, covenant or obligation contained in this Agreement, or (ii) during his tenure with the Company, Employee has conducted himself in a manner that constituted a breach of his duties as President and Chief Executive Officer of the Company, then (x) the Company's obligation to pay or otherwise make any Settlement Benefit available to Employee shall terminate,
(y) because it would be difficult to quantify the damages suffered by the Company from such breach or conduct, Employee agrees to pay to the Company, as liquidated damages, an amount equal to the payments received hereunder by the Employee, and (z) the Company's obligations under this Agreement shall terminate but Employee's obligations under this Agreement shall remain in full force and effect.

         18. Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

         19. Applicable Law. This Agreement has been negotiated in and shall be deemed executed and delivered within the State of New York and is made in contemplation of its interpretation and effect being construed in accordance with the laws of the State of New York, applicable to contracts fully executed, delivered and performed in the State of New York, and it is expressly agreed that it shall be construed in accordance with the laws of the State of New York without giving effect to the principles of its conflicts of laws rules. All litigation arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought exclusively in the Federal or State courts of the State of New York, County of New York, and the parties consent to personal jurisdiction therein, and further consent to service by certified mail, return receipt requested.

         20. Headings, etc. The headings and captions contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement. Unless the context otherwise specifically requires, words importing the singular include the plural and vice-versa. The terms "hereunder", "hereto", "herein" and similar terms relate to this entire Agreement not to any particular paragraph or provision of this Agreement.

         21. Entire Agreement. This Agreement, including the terms of the Employment Agreement specifically incorporated herein by reference, contains every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations and agreements between them. None of the parties shall be bound by any agreements, covenants, conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

         22. Knowing and Voluntary Agreement. This Agreement has been entered into after negotiation and review of its terms and conditions by parties under no compulsion to

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execute and deliver a disadvantageous agreement. No ambiguity or omission in this Agreement shall be construed or resolved against any party on the ground that this Agreement or any of its provisions was drafted or proposed by that party. Employee acknowledges that he has been represented by counsel in the negotiation of this Agreement.

         IN WITNESS WHEREOF, the parties have made and executed this Agreement on the date first set forth above.


                                           ARMOR HOLDINGS, INC.


                                           By: /s/ Robert R. Schiller
                                              ----------------------------------
                                              Name:  Robert R. Schiller
                                              Title: COO and CFO



                                           /s/ Jonathan M. Spiller
                                           -------------------------------------
                                           Jonathan M. Spiller




                                        9
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                                    Exhibit A


            Pablo Creek Club Bond                       $100,000.00
            Hunting Trip - Spain                           5,365.35
            2003 Season - Jaguars Football
            Tickets (2) Club Seats (100 FF 1-2)
                    (1) Lot J Parking Pass                 6,726.18
            Total:                                      $112,091.53

                                    Exhibit B
                                    ---------



                             Compliance Certificate
                             ----------------------


         I, Jonathan M. Spiller, hereby certify to Armor Holdings, Inc. pursuant to Section 9.K of that certain Separation Agreement and General Release, dated as of May __, 2003 (the "Agreement"), that I am in compliance with all of my obligations under the Agreement, including, without limitation, my non-competition obligations.

                  IN WITNESS WHEREOF, I have executed this Compliance
Certificate on                  , 200 .
               -----------------     -



                                             --------------------------
                                                 Jonathan M. Spiller